Exhibit 4.21







June __, 2004


[Employee Name]
[Street Address]
[City /State /Zip]

Re:      Reduction of Consulting Payments and Retention Bonus Program

Dear _____________ :

         In connection with your continued consulting arrangement with Ramp Corporation, a Delaware corporation (the "Company"), you have agreed to accept shares of the Company's common stock ("Common Stock"), par value $.001 per share, in lieu of a portion of the cash compensation payable to you as a consultant to the Company. As a result of your entering into this agreement with us, effective for the period commencing as of June 1, 2004 and terminating on November 30, 2004 or earlier in accordance with this agreement (the "Adjustment Period"), the cash portion of your consulting fees shall be reduced by [_______] percent [__ %] during the Adjustment Period resulting in the cash portion of your consulting fees being reduced by a total amount of $_______ during the Adjustment Period (the "Cash Reduction Amount"). For purposes of this agreement, the amount of your initial consulting fees less the Cash Reduction Amount shall mean your "Adjusted Consulting Fees". In consideration of your agreement to the Cash Reduction Amount, the Company has agreed to provide you with the following bonus compensation, payable in Common Stock, all upon the terms and conditions set forth below:

1. Immediately following the Adjustment Period, in lieu of consulting fees, the Company agrees to issue to you such number of shares (the "Retention Bonus Shares") of its Common Stock equal to $XX,XXX on 11/30/04 (the "Retention Bonus Amount"), with the number of shares being obtained by dividing the Retention Bonus Amount (less any applicable withholding tax) by the average closing price of the Common Stock on the American Stock Exchange for the five (5) trading days immediately preceding the termination of the Adjustment Period. The Retention Bonus Shares shall be issued to you as performance compensation under the Company's Stock Incentive Plan (the "Stock Plan"). Any Retention Bonus Shares issued to you in accordance with the terms of this agreement shall be freely tradable without restriction. Prior to the issuance and delivery of the Retention Bonus Shares to you, the Company hereby agrees and undertakes to register the Stock Plan and underlying Retention Bonus Shares with the Securities and Exchange Commission (the "SEC") on a Registration Statement on Form S-8 ("Form S-8") under the





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Securities  Act of 1933,  as  amended  (the  "Securities  Act"),  and  under all applicable state securities or blue sky laws. The Company represents and warrants to you that it is in compliance with all Securities Act requirements for use of Form S-8 and the Stock Plan and Retention Bonus Shares can be registered with the SEC by a filing of a Form S-8 with the SEC prior to the issuance and delivery of the Retention Bonus Shares to you. You hereby acknowledge your receipt of the Company's Stock Plan, annual report on Form 10-K for the Company's fiscal year ended December 31, 2003, quarterly report on Form 10-Q for the Company's fiscal quarter ended March 31, 2004 and such other reports as filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended, and otherwise required to be delivered to you by the Company under Rule 428 promulgated by the SEC under the Securities Act of 1933.

2. Commencing on each payroll date during the Adjustment Period, in lieu of consulting fees, the Company shall pay to you _______ percent ( ___%) of your Adjusted Consulting Fees (the "Adjusted Consulting Fees Percentage Amount") through the issuance to you of shares of its Common Stock (the "Consulting Fee Shares" and, together with the Retention Bonus Shares, the "Shares") equal to the number obtained by dividing the Adjusted Consulting Fees Percentage Amount for such pay period (less any applicable withholding tax), by the lesser of (a) ninety percent (90%) of the closing price of the Common Stock on the American Stock Exchange on the day immediately preceding each payroll date, or (b) ninety percent (90%) of the average closing price of the Common Stock on the American Stock Exchange for the five (5) trading days immediately preceding each payroll date. The Consulting Fee Shares shall be issued to you as performance compensation under the Company's Stock Plan. Any Consulting Fee Shares issued to you in accordance with the terms of this agreement shall be freely tradable without restriction. Prior to the issuance and delivery of the Consulting Fee Shares to you, the Company hereby agrees and undertakes to register the Stock Plan and underlying Consulting Fee Shares with the SEC on Form S-8 under the Securities Act, and under all applicable state securities or blue sky laws. The Company represents and warrants to you that it is in compliance with all Securities Act requirements for use of Form S-8 and the Stock Plan and Consulting Fee Shares can be registered with the SEC by a filing of a Form S-8 with the SEC prior to the issuance and delivery of the Consulting Fee Shares to you.

3. The Company agrees to issue and deliver to you certificates representing the Retention Bonus Shares only as follows:

                  (a) Voluntary Termination or Termination With Cause - If, at any time during the Adjustment Period, you: (i) voluntarily terminate your employment with the Company, or (ii) are involuntarily terminated by the Company for "cause", as determined by the board of directors of the Company in its reasonable discretion, you will forfeit any and all of your rights to the Retention Bonus Shares and the Cash Reduction Amount shall remain in full force and effect.










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                  (b)  Involuntary  Termination  Without Cause - If, at any time during the Adjustment Period, you are involuntarily terminated by the Company without cause (e.g., due to a general reduction in employees by the Company) your Retention Bonus Shares will automatically be issued to you upon such termination.

                  (c) Change of Control - If, at any time during the Adjustment Period, a "Change of Control" (as defined below) event occurs, your Retention Bonus Shares will automatically be issued to you on the date of the Change of Control. For purposes of this agreement, Change of Control means (A) a sale of all or substantially all of the assets of the Company; (B) a merger or consolidation in which the stockholders of the Company immediately before such merger or consolidation own, immediately after the merger or consolidation, less than 50% of the voting power of the surviving entity; or (C) any transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred.

                  (d) Continued Employment - If you are employed by the Company during the entire Adjustment Period, the Retention Bonus Shares will automatically be issued to you for the Adjustment Period.

         4. You acknowledge, represent and warrant to the Company that:

                  (a) Your receipt of the Shares are speculative and involves the risk of loss of the entire value of the Shares and you may not be able to liquidate the Shares readily in the event of an emergency. You understand the risks associated with this agreement and your agreement to accept Shares as compensation and are able to bear those risks. You have a sufficient net worth to sustain a loss of the entire value of the Shares in the event such a loss should occur.

                  (b) You have such knowledge and expertise in financial and business matters that you are capable of evaluating the merits and risks involved in receiving the Shares in lieu of cash compensation. You are aware that your receipt of the Shares may be subject to applicable withholding taxes as set forth in the Stock Plan.

                  (c) In making your decision to receive the Shares, you have relied upon independent investigations and due diligence performed by you regarding the business of the Company. You are not relying upon any representations or warranties made by or on behalf of the Company.

                  (d) You understand that the market price of the Common Stock is volatile and can increase or decrease and, as a result, if you do not immediately sell the Shares or you determine to hold the Shares for speculative purposes, the Shares may decline to a market value that is less than the amount of the Adjusted Consulting Fees or the Cash Reduction Amount, as applicable.




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                  (e) You are  aware  that  the  Company  is  relying  on  these representatives in entering into this agreement.

         5. Except as set forth above, the terms and conditions of your employment shall remain in full force and effect. You acknowledge and agree that this letter agreement does not constitute an agreement by us to employ you for a specific duration. The terms and conditions of your employment will continue to be governed by such policies and directives as we may implement, modify or terminate at any time. Your employment relationship with us throughout your employment will continue to be that of an employee at-will. Accordingly, you are free to resign at any time, for any reason. Similarly, we may conclude our employment relationship with you at any time, with or without cause and with or without prior notice.

         Please acknowledge your agreement to the above by signing a copy this letter where indicated below and returning an executed copy to the undersigned.

                                Very truly yours,

                                Ramp Corporation



                                By:
                                   ---------------------------------------------
                                   Name:   Andrew Brown
                                   Title:  President and Chief Executive Officer



ACKNOWLEDGED AND AGREED TO
THIS ____ DAY OF JUNE, 2004:



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